Exhibit 99

FOR IMMEDIATE RELEASE               Contact:  Coleman S. Hicks
                                              781-890-0400


           OAK INDUSTRIES INC. ANNOUNCES PROPOSED $100 MILLION
                   CONVERTIBLE SUBORDINATED NOTE OFFERING

   WALTHAM, MA, February 11, 1998 -- Oak Industries Inc. (NYSE:OAK) today announced that it proposes to offer a new issue of $100 million of Convertible Subordinated Notes due 2008 (the "Notes").

   The Notes will be convertible into common stock of the Company, at the option of the holder, at a price to be determined. The Company also may issue up to an additional $15 million of Notes to cover over-allotments in connection with such offering.

   The purpose of the offering is to strengthen the Company's financial flexibility to make strategic acquisitions by replacing borrowings under Oak's $300 million revolving credit facility with lower-cost debt that is convertible into equity at a premium over the present price of Oak's common stock. Oak expects to use the resulting increased borrowing capacity under its revolving credit facility for such strategic acquisitions, and also for capital expenditures and general corporate purposes.

   The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act's registration requirements. Sale of the Notes is subject to market and other conditions, and there can be no assurance that any amount of Notes will be sold.

   This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

   Oak Industries Inc. is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in the communications and selected other industries.